Exhibit 99.1

Explanation of Responses:

(1) Common Stock held directly by Brookfield Retail Holdings VII LLC, a Delaware limited liability company (“BRH”).

(2) Common Stock and Warrants held directly by Brookfield Retail Holdings II LLC, a Delaware limited liability company (“BRH II”).

(3) Common Stock and Warrants held directly by Brookfield Retail Holdings III LLC, a Delaware limited liability company (“BRH III”).

(4) Common Stock and Warrants held directly by Brookfield Retail Holdings IV-A LLC, a Delaware limited liability company (“BRH IV-A”).

(5) Common Stock and Warrants beneficially owned by Brookfield Retail Holdings IV-B LLC, a Delaware limited liability company (“BRH IV-B”) and held in title by Brookfield US Retail Holdings LLC.

(6) Common Stock and Warrants held directly by Brookfield Retail Holdings IV-C Sub LLC, a Delaware limited liability company (“BRH IV-C”).

(7) Common Stock and Warrants held directly by Brookfield Retail Holdings IV-D LLC, a Delaware limited liability company (“BRH IV-D” and, together with BRH, BRH II, BRH III, BRH IV-A, BRH IV-B and BRH IV-C, the “Investment Vehicles”)

(8) The Reporting Person, which holds Class A interests in each Investment Vehicle, may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares of Common Stock and Warrants that are directly beneficially owned by each Investment Vehicle. In accordance with Instruction 5(b)(iv), the entire amount of the Common Stock and Warrants held by the Investment Vehicles is reported herein. The Reporting Person disclaims beneficial ownership of all shares of Common Stock and Warrants that are beneficially owned by the Investment Vehicles, except to the extent of any indirect pecuniary interest therein.

(9) Each Warrant entitles the holder to purchase one share of Common Stock at an initial exercise price of $10.75 per share, subject to adjustments as provided in the warrant agreement, dated as of November 9, 2010, by and among Mellon Investor Services LLC, as warrant agent, and the Issuer.